Exhibit 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Current Report on Form 8-K of our report dated June 30, 2021 with respect to our audit of the consolidated financial statements of SolarCommunities, Inc. as of December 31, 2020 and 2019, and for the years then ended.

/s/ Gallagher, Flynn & Company llp

Gallagher, Flynn & Company llp
South Burlington, VT
December 15, 2021